Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:

Judith H. Henkels, Precis, Inc.	Peter Seltzberg, Cameron Associates
Chief Executive Officer	Vice President
Telephone: 972-522-2000	Telephone: 212-245-8800 x205
Email: jhenkels@precis-pcis.com	Email: peter@cameronassoc.com

Precis, Inc. Announces Strategic Combination with Access HealthSource

GRAND PRAIRIE, TX, June 21, 2004  Precis, Inc. (“Precis”) is pleased to announce a strategic combination with Access HealthSource, Inc. (“Access”) to provide full service third party administration services on a nationwide basis.  The transaction brings together the national presence of Precis in the offering of healthcare savings benefits to individuals, employers and groups, with the 25 year history of Access in providing full service third party administration services to approximately 40,000 employee lives in the El Paso, Texas metropolitan area.  Access’ revenues, EBITDA and net earnings based on its audited financial statements for the year ended December 31, 2003 were $6.1 million, $0.7 million and $0.4 million, respectively.

The terms of the transaction, which was effective June 18, 2004, are such that Precis acquires all of the outstanding stock of Access for a purchase price of $3.4 million, comprised of common stock of Precis valued at $1.4 million, and the balance in cash.  In addition to the closing date purchase price consideration, there is a contingency payout should the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of Access reach certain amounts after the closing of the transaction and before December 31, 2006.  EBITDA, while considered a non-generally accepted accounting principles measure, is a relevant financial measure as the contingency payout is dependent on the attainment by Access in achieving certain EBITDA amounts

“Access provides us with the infrastructure of a profitable, stand-alone operation and an experienced management team that will allow us to build a book of business on a national scale.  With our existing products, such as access to affordable healthcare services through our Preferred Provider Organization and the Healthcare Reimbursement Arrangements and Medical Dependent Flexible Spending Accounts offered by our Care125 division, we will be able to more effectively compete in the business group market, particularly those companies with 500 to 3,000 employees,” commented Judith Henkels, Chief Executive Officer of Precis.

“I believe the combined strengths of the two organizations will be a great benefit to our customers,” she continued.  “This merger-acquisition is complementary from a customer list standpoint as Access’ revenues are primarily derived from the public sector market.  As most of our shareholders are aware, our foray into the public sector market began last year with our being awarded a contract with the State of Louisiana-Office of Group Benefits for affordable healthcare access and re-pricing of medical services for those employees and retired employees who use out-of- state and out-of- network services.  Our merger with Access gives a stronger foothold in the public sector market,” Henkels concluded.

Speaking about the merger-acquisition, Frank Apodaca, President and a founder of Access, said, “We believe that Precis is a true synergistic partner for Access.  They bring extraordinary opportunities in the growing consumer driven healthcare industry with a broad based distribution system that is tried and proven.  Our Access and Advantage mission has been to improve the health care status of our health plan members by providing increased access to quality and affordable health care services.  The national presence of Precis will allow us to continue this mission on a broader scale and the Precis expertise in consumer driven health care environments will further expand the flexibility of health care solution options we can provide to our current and future clients.  We are committed to our continued stellar performance that has earned us our reputation and we have already developed new products that will soon be available to small employer groups in our community.”

About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, retail, banking, consumer finance and member based associations. Its leading program, Care Entrée, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services.  The Care Financial subsidiary offers businesses and individuals a broad range of financial solutions, including health and life insurance, annuities and cafeteria plan style flexible spending plans and healthcare reimbursement arrangements.  For more information on Precis, its subsidiaries Care Entrée, Foresight, Inc. or Care Financial, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, and www.care-financial.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

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